News Release

February 27, 2024
SSR MINING REPORTS FOURTH QUARTER AND FULL-YEAR 2023 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the fourth quarter and full-year ended December 31, 2023. Subsequent to year-end 2023, on February 13, 2024, operations at Çöpler were suspended as a result of a significant slip on the heap leach pad (the "Çöpler Incident"). Nine individuals remain unaccounted for as a result. The Company is not, at this time, able to estimate or predict when it will resume operations at Çöpler. The Company is assessing the potential impacts on the business, cash flows, results of operations and financial condition.
Rod Antal, Executive Chairman of SSR Mining, said, “Right now, our attention is focused at Çöpler. The events of February 13, 2024 were tragic and overshadow today’s results. We are heartbroken and sympathize with what we know is an extraordinarily stressful time for the families, friends and colleagues of the nine missing personnel.
We would like to recognize the overwhelming support by a number of government agencies who are providing significant resources at Çöpler. Our teams are supporting the various government agencies to ensure that areas impacted are safe to continue the recovery and containment work. Finally, initial discussions and technical support is progressing to agree on the ultimate permanent location for the heap leach material that has been displaced from the heap leach pad.
Due to the evolving situation at our Çöpler mine, we are retracting our previously issued 2024 and long-term guidance forecasts for Çöpler and Türkiye. We are also suspending our quarterly dividend payments and the automatic share purchase plan (“ASPP”). While we continue to assess the impact of the Çöpler Incident, with a year-end 2023 cash balance of nearly $500 million and our operations at Marigold, Seabee and Puna continuing to generate cash flow, we do not, at this time, anticipate any near-term liquidity concerns. This is a challenging time, and we continue to offer our support to all individuals impacted by the events of February 13, 2024.”
Detailed disclosure related to the Çöpler Incident is included in the Company’s 10-K filed today. SSR Mining has also created a page on its website where it will be providing further updates on the situation at Çöpler.

The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 1

Fourth Quarter and Full-Year 2023 Results & Subsequent Events: (1)
(All figures are in U.S. dollars unless otherwise noted; 2023 results do not reflect any impact of the Çöpler Incident)
▪Çöpler Incident: On February 13, 2024, the Company suspended operations at Çöpler as a result of a significant slip on the heap leach pad. At this time, nine personnel remain unaccounted for. The Turkish government is conducting environmental monitoring of surface water, groundwater, soil and air quality in the region with respect to potential contamination. Public comments from the Turkish government indicate that to date, the testing results have been negative with respect to potential contamination in the locations being monitored. Containment and remediation efforts are ongoing, which are being directed by the Turkish government and supported by the Company, with an initial focus on removing heap leach material from the Sabırlı Valley and relocating it to a permanent storage location. The Company is in the process of evaluating the estimated remediation costs and anticipates recording a remediation liability during the first quarter of 2024. We also anticipate recording an impairment of inventory and specific assets directly impacted by the Çöpler Incident and will evaluate the Çöpler long-lived asset group for additional impairment during the first quarter of 2024. As of December 31, 2023, the Çöpler leach pad inventory of $73.3 million represents 19% and 10% of Çöpler's total inventory and of the Company's total inventory, respectively. As of December 31, 2023, the Çöpler mineral, properties, plant and equipment ("MPP&E") related to the leach pad of $33.1 million represents 1.0% and 0.8% of Çöpler's total MPP&E and of the Company's total MPP&E, respectively.
▪Board of Directors: In light of the Çöpler Incident, Michael Anglin, currently our Lead Independent Director, who had previously advised the Company of his decision to retire and not stand for re-election to the Board, is expected to postpone his retirement and stand for re-election at the Company’s 2024 Annual Meeting of Shareholders. Mr. Anglin has served on the Board since 2008 and brings more than 30 years of industry experience to his role. Mr. Anglin’s continued presence during this period will provide important experience and leadership on the Board.
▪Operating results: Fourth quarter 2023 production was 211,226 gold equivalent ounces at cost of sales of $1,064 per gold equivalent ounce and AISC of $1,326 per gold equivalent ounce. For the twelve months ending December 31, 2023, SSR Mining reported production of 706,894 gold equivalent ounces at cost of sales of $1,141 per gold equivalent ounce and AISC of $1,461 per gold equivalent ounce. Production was previously reported in mid-January 2024 and was in line with 2023 guidance.
▪Financial results: Attributable net loss in the fourth quarter of 2023 was $217.8 million, or $1.07 per diluted share, largely attributed to a non-cash impairment at Çöpler as a result of the Company removing C2 Mineral Resources from its consolidated Mineral Reserves and Mineral Resources (“MRMR”) statement. Adjusted attributable net income in the fourth quarter was $127.1 million, or $0.59 per diluted share. In the fourth quarter of 2023 operating cash flow was $203.2 million, or $218.4 million before working capital adjustments, and free cash flow was $144.4 million, or $159.6 million before changes in working capital. For the twelve months ending December 31, 2023, attributable net loss was $98.0 million, or $0.48 per diluted share and adjusted attributable net income was $276.5 million, or $1.29 per diluted share. For the twelve months ending December 31, 2023, operating cash flow was $421.7 million, or $555.9 million before working capital adjustments, and free cash flow was $198.3 million, or $332.5 million before changes in working capital.
▪Capital returns program: For the twelve months ending December 31, 2023, SSR Mining returned $114.0 million to shareholders, a capital returns yield of approximately 5.0%. Capital returns were composed of $57.7 million in quarterly cash dividend payments and $56.3 million in share repurchases. As a result of the Çöpler Incident, the Company suspended its dividend and share repurchases.
▪Year-end cash and liquidity position: As of December 31, 2023, SSR Mining had a cash and cash equivalent balance of $492.4 million and a non-GAAP net cash position of $261.6 million.
▪Technical Report Summaries published for all producing assets: On February 13, 2024, the Company released Technical Report Summaries (“TRS”) for Marigold, Puna, and Seabee. The TRS are in compliance with Subpart 1300 of Regulation SK. These reports include refreshed operating and economic assumptions for each asset. The Company also released a TRS for Çöpler, which had an effective date of October 31, 2023 and as such does not reflect the impact of the Çöpler incident. The operating and economic assumptions in the TRS are being evaluated.

SSR Mining Inc.	PAGE 2

▪Çöpler 2023 operating results: Gold production was 57,126 ounces in the fourth quarter of 2023 at cost of sales of $1,160 per payable ounce and AISC of $1,535 per payable ounce. During the fourth quarter of 2023, Çöpler recovered approximately 10,000 ounces of gold from Çakmaktepe, which delivered first production in late September 2023. For the twelve months ending December 31, 2023, gold production for Çöpler was 220,999 ounces at full-year cost of sales of $1,191 per payable ounce and AISC of $1,433 per payable ounce. As a result of the Çöpler Incident, all operations at the mine are suspended.
▪Marigold 2023 operating results: Gold production was 82,794 ounces in the fourth quarter of 2023 at cost of sales of $1,095 per payable ounce and AISC of $1,170 per payable ounce. For the twelve months ending December 31, 2023, gold production for Marigold was 278,488 ounces, a record for the operation over its more than 30-year operating history. For the full-year, the Company reported cost of sales of $1,047 per payable ounce and AISC of $1,349 per payable ounce.
▪Seabee 2023 operating results: Gold production was 38,757 ounces in the fourth quarter of 2023, reflecting processed grades of over 10.1 g/t in the quarter, at cost of sales of $666 per payable ounce and AISC of $916 per payable ounce. Underground mining and plant throughput averaged approximately 1,300 tonnes per day during the fourth quarter of 2023, highlighting the ongoing success of continuous improvement initiatives at the mine. For the twelve months ending December 31, 2023, gold production for Seabee was 90,777 ounces at cost of sales of $991 per payable ounce and AISC of $1,427 per payable ounce.
▪Puna 2023 operating results: Silver production was 2.8 million ounces in the fourth quarter of 2023 at cost of sales of $14.07 per payable ounce and AISC of $15.51 per payable ounce. For the twelve months ending December 31, 2023, Puna’s silver production was 9.7 million ounces, exceeding the full-year guidance range, at cost of sales of $16.49 per payable ounce and AISC of $15.37 per payable ounce, below the full-year guidance range.
▪Automatic Share Purchase Plan Termination: The Company announces that, in connection with its normal course issuer bid (the “NCIB”), it has terminated its previously announced automatic share purchase plan (the “ASPP”) with a designated broker, pursuant to which the designated broker could acquire common shares of the Company based on pre-established purchasing parameters, without further instructions by the Company, in compliance with the rules of the Toronto Stock Exchange. The termination is effective March 1, 2024. The Company confirms that at the time of sending the notice of termination of the ASPP, it did not possess knowledge of any material fact or material change about the Company or any of its securities that has not been generally disclosed.
(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 3

Select Updated 2024 Guidance Outlook
As a result of the Çöpler Incident, the Company is retracting all previously issued operating and cost guidance for Çöpler and its operations and projects in Türkiye. SSR Mining will revisit the forward-looking guidance at an appropriate future date.
Table 1: Full-Year 2024 Outlook (Excluding Çöpler and Hod Maden)

Operating Guidance (2)		Marigold	Seabee	Puna	Corporate
Gold Production	koz	155 – 175	75 – 85	—	—
Silver Production	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Production	koz AuEq	155 – 175	75 – 85	110 – 120	—
Cost of Sales per Ounce (3)	$/oz	1,300 – 1,340	990 – 1,030	16.50 – 18.00	—
Cash Cost per Ounce (4)	$/oz	1,300 – 1,340	990 – 1,030	11.50 – 13.00	—
Sustaining Capital Expenditures (5)	$M	37	40	17	—
Reclamation Cost Accretion & Amortization	$M	3	3	13	—
General & Administrative	$M	—	—	—	60 – 65
All-In Sustaining Cost per Ounce (4)	$/oz	1,535 – 1,575	1,495 – 1,535	14.75 – 16.25	—
Growth Capital	$M	1	2	—	—
Growth Exploration and Resource Development Expense (6)	$M	9	15	10	4
Total Growth Expenditures	$M	11	17	10	4
(2)Figures may not add due to rounding.
(3)Excludes depreciation, depletion, and amortization.
(4)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. See “Cautionary Note Regarding Non-GAAP Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to cost of sales, previously referred to as production costs, which is the most comparable GAAP financial measures. AISC includes reclamation cost accretion and amortization and certain lease payments.
(5)Includes sustaining exploration and evaluation expenditures. Includes approximately $1 million of expensed sustaining exploration at Marigold and $24 million in underground mine development at Seabee.
(6)All growth exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

SSR Mining Inc.	PAGE 4

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and twelve months ended December 31, 2023 and December 31, 2022 are presented below:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2023	2022	2023	2022
Financial Results
Revenue	$425,897	$306,377	$1,426,927	$1,148,033
Operating income (loss)	$(297,623)	$39,367	$(130,244)	$190,268
Net income (loss)	$(264,360)	$95,177	$(120,225)	$210,428
Net income (loss) attributable to equity holders of SSR Mining	$(217,845)	$93,884	$(98,007)	$194,140
Basic net income (loss) per share attributable to equity holders of SSR Mining	$(1.07)	$0.45	$(0.48)	$0.92
Diluted net income (loss) per share attributable to equity holders of SSR Mining	$(1.07)	$0.43	$(0.48)	$0.89
Adjusted attributable net income (7)	$127,077	$25,580	$276,494	$144,814
Adjusted basic attributable net income per share (7)	$0.62	$0.12	$1.35	$0.69
Adjusted diluted attributable net income per share (7)	$0.59	$0.12	$1.29	$0.67

Cash generated by operating activities before changes in working capital (7)	$218,388	$95,463	$555,872	$308,166
Cash generated by operating activities	$203,159	$118,097	$421,725	$160,896
Cash generated by (used in) investing activities	$(59,050)	$(166,299)	$(339,261)	$(236,282)
Cash generated by (used in) financing activities	$(24,450)	$(33,148)	$(182,256)	$(271,782)

Operating Results
Gold produced (oz)	178,677	153,187	590,264	522,159
Gold sold (oz)	172,917	146,385	585,171	521,928
Silver produced ('000 oz)	2,759	2,389	9,688	8,397
Silver sold ('000 oz)	2,830	2,098	9,920	7,864
Lead produced ('000 lb) (8)	13,814	13,422	45,772	41,004
Lead sold ('000 lb) (8)	13,758	10,138	48,640	38,393
Zinc produced ('000 lb) (8)	1,322	3,643	7,127	8,583
Zinc sold ('000 lb) (8)	1,992	1,452	8,166	6,998

Gold equivalent produced (oz) (9)	211,226	182,655	706,894	623,819
Gold equivalent sold (oz) (9)	206,310	172,308	704,594	617,135

Average realized gold price ($/oz sold)	$1,976	$1,749	$1,950	$1,812
Average realized silver price ($/oz sold)	$23.23	$18.58	$22.82	$19.47

Cost of sales per gold equivalent ounce sold (9, 10)	$1,064	$1,064	$1,141	$985
Cash cost per gold equivalent ounce sold (9, 10)	$1,008	$1,019	$1,083	$928
AISC per gold equivalent ounce sold (9, 10)	$1,326	$1,358	$1,461	$1,339

Financial Position	December 31, 2023		December 31, 2022
Cash and cash equivalents	$	492,393	$	655,453
Current assets	$	1,196,476	$	1,376,435
Total assets	$	5,385,773	$	5,254,657
Current liabilities	$	170,573	$	279,252
Total liabilities	$	1,081,570	$	1,128,458
Working capital (11)	$	1,025,903	$	1,097,183
(7)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures.
(8)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(9)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations
(10)Excludes depreciation, depletion, and amortization
(11)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 5

Çöpler, Türkiye
(amounts presented on 100% basis)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	57,126	65,603	220,999	191,366
Gold sold (oz)	59,694	59,949	225,599	192,811

Ore mined (kt)	1,223	1,407	4,501	3,161
Waste removed (kt)	7,533	5,596	25,197	17,311
Total material mined (kt)	8,756	7,003	29,698	20,472
Strip ratio	6.2	4.0	5.6	5.5

Ore stacked (kt)	182	249	813	459
Gold grade stacked (g/t)	1.24	1.22	1.36	1.06

Ore milled (kt)	710	748	2,733	2,068
Gold mill feed grade (g/t)	2.55	2.75	2.56	2.86
Gold recovery (%)	88.2	86.8	87.5	87.0

Average realized gold price ($/oz sold)	$1,989	$1,743	$1,945	$1,826
Cost of sales ($/oz gold sold)	$1,160	$1,065	$1,191	$985
Cash costs ($/oz gold sold) (12)	$1,146	$1,053	$1,175	$969
AISC ($/oz gold sold) (12)	$1,535	$1,269	$1,433	$1,328

(12)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. For the three and twelve months ended December 31, 2023 and December 31, 2022, cash costs and AISC per ounce of gold sold exclude the impact of any fair value adjustment on acquired inventories.
For the three months ended December 31, 2023 and 2022, Çöpler produced 57,126 and 65,603 ounces of gold, respectively. For the twelve months ended December 31, 2023 and 2022, Çöpler produced 220,999 and 191,366 ounces of gold, respectively. In the fourth quarter of 2023, Çöpler recovered approximately 10,000 ounces of gold from Çakmaktepe, which delivered first production late in the third quarter of 2023 in line with guidance. The Çöpler sulfide plant operated at an average throughput rate of nearly 7,500 tonnes per day in 2023 and more than 7,700 tonnes per day in the fourth quarter of 2023. Fourth quarter 2023 cost of sales of $1,160 per payable ounce and AISC of $1,535 per payable ounce resulted in full-year cost of sales of $1,191 per payable ounce and AISC of $1,433 per payable ounce.
As a result of the removal of copper-gold mineralization associated with the C2 Project at Çöpler from the Company’s Mineral Resources as of December 31, 2023, SSR Mining performed its long-lived asset and impairment evaluation. Based on the evaluation, the Company recorded a non-cash write down of $349 million at Çöpler in the Company’s financial statements for the year ended December 31, 2023. This reduced the fixed asset and mineral property value for Çöpler from approximately $2.80 billion to $2.45 billion as of 2023 year-end.
The Company is unable to reasonably estimate the impact of the Çöpler Incident on the financial position, results of operations and cash flows of Çöpler and the Company as a whole at this time.

SSR Mining Inc.	PAGE 6

Marigold, USA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	82,794	62,875	278,488	194,668
Gold sold (oz)	81,173	62,936	275,962	195,617

Ore mined (kt)	3,705	4,861	21,846	18,061
Waste removed (kt)	25,793	15,880	74,800	72,166
Total material mined (kt)	29,499	20,741	96,646	90,227
Strip ratio	7.0	3.3	3.4	4.0

Ore stacked (kt)	3,705	4,861	21,846	18,061
Gold grade stacked (g/t)	0.43	0.60	0.45	0.56

Average realized gold price ($/oz sold)	$1,971	$1,719	$1,950	$1,783
Cost of sales ($/oz gold sold)	$1,095	$1,004	$1,047	$1,053
Cash costs ($/oz gold sold) (13)	$1,097	$1,010	$1,049	$1,056
AISC ($/oz gold sold) (13)	$1,170	$1,160	$1,349	$1,378

(13)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2023 and 2022, Marigold produced 82,794 and 62,875 ounces of gold, respectively. For the twelve months ended December 31, 2023 and 2022, Marigold produced 278,488 and 194,668 ounces of gold, respectively, a record for the operation over its more than 30-year operating history and in line with full-year guidance. Fourth quarter 2023 cost of sales of $1,095 per payable ounce and AISC of $1,170 per payable ounce were in line with expectations resulting in full year 2023, cost of sales of $1,047 per payable ounce and AISC of $1,349 per payable ounce.

SSR Mining Inc.	PAGE 7

Seabee, Canada

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	38,757	24,709	90,777	136,125
Gold sold (oz)	32,050	23,500	83,610	133,500

Ore mined (kt)	117	118	443	425
Waste removed (kt)	83	90	307	291
Total material mined (kt)	199	208	750	716

Ore milled (kt)	122	119	445	414
Gold mill feed grade (g/t)	10.14	6.69	6.62	10.36
Gold recovery (%)	97.0	97.2	96.7	98.0

Average realized gold price ($/oz sold)	$1,988	$1,725	$1,965	$1,833
Cost of sales ($/oz gold sold)	$666	$909	$991	$559
Cash costs ($/oz gold sold) (14)	$666	$911	$992	$561
AISC ($/oz gold sold) (14)	$916	$1,234	$1,427	$823

(14)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2023 and 2022, Seabee produced 38,757 and 24,709 ounces of gold, respectively, reflecting strong grades of over 10.1 g/t in the fourth quarter of 2023. For the twelve months ended December 31, 2023 and 2022, Seabee produced 90,777 and 136,125 ounces of gold, respectively. Underground mining and plant throughput averaged approximately 1,300 tonnes per day during the fourth quarter of 2023. Fourth quarter 2023 cost of sales of $666 per payable ounce and AISC of $916 per payable ounce resulted in full-year 2023, cost of sales of $991 per payable ounce and AISC of $1,427 per payable ounce.
As a result of the updates to Mineral Reserves and Mineral Resources as of year-end 2023, the Company evaluated goodwill and long-lived assets for impairment. Based on that analysis, the Company recorded a write-down of $50 million in goodwill at Seabee in the Company’s financial statements for the year ended December 31, 2023.

SSR Mining Inc.	PAGE 8

Puna, Argentina

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2023	2022	2023	2022
Silver produced ('000 oz)	2,759	2,389	9,688	8,397
Silver sold ('000 oz)	2,830	2,098	9,920	7,864
Lead produced ('000 lb)	13,814	13,422	45,772	41,004
Lead sold ('000 lb)	13,758	10,138	48,640	38,393
Zinc produced ('000 lb)	1,322	3,643	7,127	8,583
Zinc sold ('000 lb)	1,992	1,452	8,166	6,998
Gold equivalent sold ('000 oz) (15)	33,393	25,923	119,423	95,207

Ore mined (kt)	545	455	1,926	1,851
Waste removed (kt)	1,377	2,017	6,240	8,634
Total material mined (kt)	1,921	2,472	8,166	10,485
Strip ratio	2.5	4.4	3.2	4.4

Ore milled (kt)	450	415	1,728	1,638
Silver mill feed grade (g/t)	196.7	186.5	181.1	166.7
Lead mill feed grade (%)	1.46	1.59	1.27	1.23
Zinc mill feed grade (%)	0.26	0.69	0.34	0.49
Silver mill recovery (%)	96.9	95.8	96.3	95.7
Lead mill recovery (%)	95.7	92.0	94.3	92.3
Zinc mill recovery (%)	51.6	57.9	54.6	48.7

Average realized silver price ($/oz sold)	$23.23	$18.58	$22.82	$19.47
Cost of sales ($/oz sold)	$14.07	$16.53	$16.49	$17.48
Cash costs ($/oz silver sold) (16)	$10.32	$13.01	$12.64	$13.23
AISC ($/oz silver sold) (16)	$15.51	$15.97	$15.37	$15.50

(15)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(16)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2023 and 2022, Puna produced 2.8 million and 2.4 million ounces of silver, respectively. For the twelve months ended December 31, 2023 and 2022, Puna produced 9.7 million ounces of silver and 8.4 million ounces of silver. Full-year 2023 production was a record for the operations more than 15 year operating life and exceeded the mine’s original full-year production guidance range. Fourth quarter 2023 cost of sales of $14.07 per payable ounce and AISC of $15.51 per payable ounce resulted in full-year 2023 cost of sales of $16.49 per payable ounce and AISC of $15.37 per payable ounce.

SSR Mining Inc.	PAGE 9

Mineral Reserves and Mineral Resources (“MRMR”) for Year-End 2023
For a detailed summary by asset, please refer to Item 2. Properties in the Company’s Annual Report, and for a discussion of year-over-year changes to the MRMR figures below, please see the Company’s press release on February 13, 2024 titled, “SSR Mining Issues Multi-Year Guidance and Technical Reports for all Operating Assets”. Please note that the information in the Company’s press release dated February 13, 2024 and the Technical Report Summary for Çöpler filed at the same time did not reflect the impact of the Çöpler Incident. The operating and economic assumptions, along with the mineral reserve, mineral resources, cost estimates and other findings contained in press release and the Technical Report Summary may no longer be accurate and, when more information is available regarding the operations at Çöpler, the TRS may need to be amended.
As per Subpart 1300 of Regulation S-K, the Company’s year-end 2023 MRMR are presented on an attributable basis.
Conference Call Information
This news release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
▪Conference call and webcast: Tuesday, February 27, 2024, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	‘http://ir.ssrmining.com/investors/events
▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 0631
All other callers:	+1 (412) 317-0088, replay code 0631
SSR Mining has created a page on its website where it will be providing updates on the situation at Çöpler. Accordingly, interested parties, investors and others should monitor this section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts for more information on the situation at Çöpler.
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.

Contact:
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046
To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release include any statements concerning, among other things: the incident at Çöpler, including, among other things, the impact on the Company, the response from the Türkiye government, the length of time operations will remain suspended and the financial and legal impact on the Company, forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; renewal of NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include:the wide ranging, potentially material and presently uncertain impacts of the incident at Çöpler, the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The Company has included important information related to the incident at Çöpler in its Annual Report on Form 10-K, which has been filed with the SEC, including a discussion of risks and uncertainties resulting from the incident at Çöpler. You are strongly encouraged to review the Company's Annual Report on Form 10-K in its entirety.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedarplus.ca, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Qualified Persons

The scientific and technical information concerning our mineral projects in this news release have been reviewed and verified by a “qualified person” under subpart 1 of Regulation S-K 1300 (“S-K 1300”). For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties, which are available under the Company’s corporate profile on EDGAR at www.sec.gov.

SSR Mining Inc.	PAGE 11

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income (loss), free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$492,393	$655,453
Restricted cash	$101	$33,653
Total Cash	$492,494	$689,106

Short and Long Term Portion of Term Loan	$—	$70,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$920	$1,797
Total Debt	$230,920	$301,797

Net Cash (Debt)	$261,574	$387,309

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of December 31, 2023, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$492,393	$655,453
Restricted cash	$101	$33,653
Total cash	$492,494	$689,106
Borrowing capacity on credit facility	$400,000	$200,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity	$992,494	$989,106

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is Cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the Cost of sales associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 13

The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended December 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$69,259	$88,920	$21,338	$39,822	$—	$219,340
By-product credits	$(849)	$(55)	$(13)	$(15,310)	$—	$(16,227)
Treatment and refining charges	$—	$157	$28	$4,685	$—	$4,869
Cash costs (non-GAAP)	$68,410	$89,023	$21,353	$29,197	$—	$207,982
Sustaining capital expenditures	$21,398	$4,453	$6,774	$3,293	$—	$35,918
Sustaining exploration and evaluation expense	$—	$872	$—	$—	$—	$872
Reclamation cost accretion and amortization (18)	$427	$609	$1,239	$11,302	$—	$13,578
General and administrative expense and stock-based compensation expense	$1,384	$—	$—	$114	$13,582	$15,080
Total AISC (non-GAAP)	$91,619	$94,957	$29,365	$43,906	$13,582	$273,429

Gold sold (oz)	59,694	81,173	32,050	—	—	172,917
Silver sold (oz)	—	—	—	2,830,057	—	2,830,057
Gold equivalent sold (oz) (19, 20)	59,694	81,173	32,050	33,277	—	206,194

Cost of sales per gold ounces sold	1,160	1,095	666	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	14.07	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,160	1,095	666	1,197	N/A	1,064
Cash cost per gold ounce sold	1,146	1,097	666	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	10.32	N/A	N/A
Cash cost per gold equivalent ounce sold	1,146	1,097	666	877	N/A	1,008
AISC per gold ounce sold	1,535	1,170	916	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.51	N/A	N/A
AISC per gold equivalent ounce sold	1,535	1,170	916	1,319	N/A	1,326

	Three Months Ended December 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$63,839	$63,173	$21,360	$34,669	$—	$183,041
By-product credits	$(726)	$(30)	$(14)	$(11,107)	$—	$(11,877)
Treatment and refining charges	$—	$393	$53	$3,723	$—	$4,169
Cash costs (non-GAAP)	$63,113	$63,536	$21,399	$27,286	$—	$175,334
Sustaining capital expenditures	$11,175	$8,083	$6,664	$2,361	$—	$27,519
Sustaining exploration and evaluation expense	$—	$800	$—	$3,388	$—	$4,951
Reclamation cost accretion and amortization	$643	$585	$930	$432	$—	$2,590
General and administrative expense and stock-based compensation expense	$1,125	$—	$—	$33	$22,081	$23,239
Total AISC (non-GAAP)	$76,055	$73,004	$28,993	$33,499	$22,081	$233,632

Gold sold (oz)	59,949	62,936	23,500	—	—	146,385
Silver sold (oz)	—	—	—	2,097,482	—	2,097,482
Gold equivalent sold (oz) (19, 20)	59,949	62,936	23,500	25,657	—	172,042

Cost of sales per gold ounces sold	1,065	1,004	909	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	16.53	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,065	1,004	909	1,351	N/A	1,064
Cash cost per gold ounce sold	1,053	1,010	911	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.01	N/A	N/A
Cash cost per gold equivalent ounce sold	1,053	1,010	911	1,063	N/A	1,019
AISC per gold ounce sold	1,269	1,160	1,234	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.97	N/A	N/A
AISC per gold equivalent ounce sold	1,269	1,160	1,234	1,306	N/A	1,358
(17)Excludes depreciation, depletion, and amortization.
(18)During the fourth quarter of 2023, the Company identified an adjustment of $10.5 million related to 2023 asset retirement cost depreciation, which was erroneously excluded from Puna's AISC calculation. The Company recognized the total adjustment in the fourth quarter of 2023 and the impact to prior periods was not material. The adjustment only impacts the AISC calculation and does not impact Exploration, evaluation and reclamation costs or Net income (loss) attributable to SSR Mining shareholders in the Company's Consolidated Statements of Operations.
(19)Gold equivalent ounces are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products.
(20)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding

	Year Ended December 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (21)	$268,628	$289,063	$82,898	$163,558	$—	$804,147
By-product credits	$(3,523)	$(154)	$(54)	$(56,773)	$—	$(60,504)
Treatment and refining charges	$—	$666	$101	$18,649	$—	$19,416
Cash costs (non-GAAP)	$265,105	$289,575	$82,945	$125,434	$—	$763,059
Sustaining capital expenditures	$50,982	$79,151	$32,994	$13,193	$—	$176,320
Sustaining exploration and evaluation expense	$—	$983	$—	$—	$—	$983
Reclamation cost accretion and amortization (22)	$1,709	$2,628	$3,347	$13,598	$—	$21,282
General and administrative expense and stock-based compensation expense	$5,479	$—	$—	$246	$61,721	$67,446
Total AISC (non-GAAP)	$323,275	$372,337	$119,286	$152,471	$61,721	$1,029,090

Gold sold (oz)	225,599	275,962	83,610	—	—	585,171
Silver sold (oz)	—	—	—	9,920,262	—	9,920,262
Gold equivalent sold (oz) (23, 24)	225,599	275,962	83,610	119,423	—	704,594

Cost of sales per gold ounces sold	$1,191	$1,047	$991	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$16.49	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,191	$1,047	$991	$1,370	N/A	$1,141
Cash cost per gold ounce sold	$1,175	$1,049	$992	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$12.64	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,175	$1,049	$992	$1,050	N/A	$1,083
AISC per gold ounce sold	$1,433	$1,349	$1,427	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.37	N/A	N/A
AISC per gold equivalent ounce sold	$1,433	$1,349	$1,427	$1,277	N/A	$1,461

	Year Ended December 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (21)	$189,825	$206,014	$74,679	$137,424	$—	$607,942
By-product credits	$(2,928)	$(125)	$(111)	$(48,124)	$—	$(51,288)
Treatment and refining charges	$—	$693	$316	$14,753	$—	$15,762
Cash costs (non-GAAP)	$186,897	$206,582	$74,884	$104,053	$—	$572,416
Sustaining capital expenditures	$34,064	$53,514	$32,980	$10,446	$—	$131,004
Sustaining exploration and evaluation expense	$—	$7,377	$—	$5,372	$—	$12,749
Care and maintenance (25)	$31,067	$—	$—	$—	$—	$31,067
Reclamation cost accretion and amortization	$1,320	$2,181	$1,983	$1,726	$—	$7,210
General and administrative expense and stock-based compensation expense	$2,794	$1	$11	$266	$68,588	$71,660
Total AISC (non-GAAP)	$256,142	$269,655	$109,858	$121,863	$68,588	$826,106

Gold sold (oz)	192,811	195,617	133,500	—	—	521,928
Silver sold (oz)	—	—	—	7,863,646	—	7,863,646
Gold equivalent sold (oz) (23, 24)	192,811	195,617	133,500	95,207	—	617,135

Cost of sales per gold ounces sold	$985	$1,053	$559	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$17.48	N/A	N/A
Cost of sales per gold equivalent ounce sold	$985	$1,053	$559	$1,443	N/A	$985
Cash cost per gold ounce sold	$969	$1,056	$561	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$13.23	N/A	N/A
Cash cost per gold equivalent ounce sold	$969	$1,056	$561	$1,093	N/A	$928
AISC per gold ounce sold	$1,328	$1,378	$823	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.50	N/A	N/A
AISC per gold equivalent ounce sold	$1,328	$1,378	$823	$1,280	N/A	$1,339
(21)Excludes depreciation, depletion, and amortization
(22)During the fourth quarter of 2023, the Company identified an adjustment of $10.5 million related to 2023 asset retirement cost depreciation, which was erroneously excluded from Puna's AISC calculation. The Company recognized the total adjustment in the fourth quarter of 2023 and the impact to prior periods was not material. The adjustment only impacts the AISC calculation and does not impact Exploration, evaluation and reclamation costs or Net income (loss) attributable to SSR Mining shareholders in the Company's Consolidated Statements of Operations.
(23)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(24)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(25)Care and maintenance expense in the AISC calculation only includes direct costs, as depreciation is not included in the calculation of AISC.

SSR Mining Inc.	PAGE 15

The following tables provide a reconciliation of cost of sales to cash costs and AISC used in the calculation of 2024 cost guidance:

(operating guidance) (26)		Marigold	Seabee	Puna	Corporate
Gold Production	koz	155 – 175	75 – 85	—	—
Silver Production	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Production	koz	155 – 175	75 – 85	110 – 120	—
Gold Sold	koz	155 – 175	75 – 85	—	—
Silver Sold	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Sold	koz	155 – 175	75 – 85	110 – 120	—

Cost of Sales (GAAP) (27)	$M	201 – 235	75 – 85	140 – 162	—
By-Product Credits + Treatment & Refining Costs	$M	—	—	(45)	—
Cash Cost (non-GAAP) (28)	$M	202 – 235	75 – 85	96 – 117	—
Sustaining Capital Expenditures (29)	$M	37	40	17	—
Reclamation Cost Accretion & Amortization	$M	3	3	13	—
General & Administrative	$M	—	—	—	60 – 65
All-In Sustaining Cost (non-GAAP) (28)	$M	241 – 274	118 – 128	125 – 147	60 – 65

Cost of Sales per Ounce (GAAP) (27)	$/oz	1,300 – 1,340	990 – 1,030	16.50 – 18.00	—
Cash Cost per Ounce (non-GAAP) (28)	$/oz	1,300 – 1,340	990 – 1,030	11.50 – 13.00	—
All-In Sustaining Cost per Ounce (non-GAAP) (28)	$/oz	1,535 – 1,575	1,495 – 1,535	14.75 – 16.25	—

Growth Capital Expenditures	$M	1	2	—	—
Growth Exploration and Resource Development Expenditures (30)	$M	9	15	10	4
Total Growth Capital	$M	10	17	10	4
(26)Figures may not add due to rounding.
(27)Excludes depreciation, depletion, and amortization.
(28)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. See “Cautionary Note Regarding Non-GAAP Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to cost of sales, previously referred to as production costs, which is the most comparable GAAP financial measures. AISC includes reclamation cost accretion and amortization and certain lease payments.
(29)Includes sustaining exploration and evaluation expenditures. Includes approximately $1 million in expensed sustaining exploration at Marigold and $24 million in underground mine development at Seabee.
(30)All growth exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

Non-GAAP Measure - Adjusted Attributable Net Income (loss)
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are Net income (loss) attributable to SSR Mining shareholders and Net income (loss) per share attributable to SSR Mining shareholders. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss)
attributable to SSR Mining shareholders:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss) attributable to equity holders of SSR Mining (GAAP)	$(217,845)	$93,884	$(98,007)	$194,140
Interest saving on convertible notes, net of tax	$—	$1,233	$—	$4,910
Net income (loss) used in the calculation of diluted net income per share	$(217,845)	$95,117	$(98,007)	$199,050

Weighted-average shares used in the calculation of net income (loss) and adjusted net income (loss) per share
Basic	203,566	206,612	204,714	209,883
Diluted	203,566	219,227	204,714	222,481

Net income (loss) per share attributable to common stockholders (GAAP)
Basic	$(1.07)	$0.45	$(0.48)	$0.92
Diluted	$(1.07)	$0.43	$(0.48)	$0.89

Adjustments:
Foreign exchange loss (gain) (31)	$—	$12,727	$—	$32,460
Gain on acquisition of Kartaltepe	$—	$(81,852)	$—	$(81,852)
Loss (gain) on sale of mineral properties, plant and equipment	$(1,610)	$288	$—	$1,501
Transaction and integration costs (32)	$(406)	$—	$—	$1,561
SEC conversion costs	$—	$—	$—	$1,255
Impairment charges (33)	$338,097	$—	$340,734	$—
Changes in fair value of marketable securities	$(3,656)	$(4,438)	$(4,221)	$(602)
Devaluation of ARS (34)	$26,074	$—	$26,074	$—
Income tax impact related to above adjustments	$(9,041)	$1,079	$(9,826)	$(966)
Foreign exchange (gain) loss and inflationary impacts on tax balances (31)	$(4,536)	$3,892	$(16,907)	$(14,128)
Impact of income tax rate change in Türkiye (35)	$—	$—	$37,170	$—
Other tax adjustments (36)	$—	$—	$1,477	$11,445
Adjusted net income (loss) attributable to equity holders of SSR Mining (Non-GAAP)	$127,077	$25,580	$276,494	$144,814

Adjusted net income (loss) per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.62	$0.12	$1.35	$0.69
Diluted (37)	$0.59	$0.12	$1.29	$0.67
(31)Effective January 1, 2023, the Company no longer adjusts for the fluctuations of foreign exchange gains and losses.
(32)Represents the transaction of integration costs of $0.4 million for the acquisition of Artmin during the year ended December 31, 2023 and $1.6 million for the sale of Pitarrilla during the year ended December 31, 2022.
(33)Represents the impairment of $279.3 million related to Çöpler mineral properties and exploration and evaluation assets (amount is presented net of pre-tax attributable to non-controlling interest of $69.8 million), $49.8 million related to Seabee goodwill, $9.0 million write-off of capitalized cloud computing arrangement (amount is presented net of pre-tax attributable to non-controlling interest of $0.8 million), and $2.6 million related to supplies inventories during the year ended December 31, 2023. Represents impairment charges related to the Royalty Portfolio sale, based on the differences between the carrying amount of the assets within the Royalty Portfolio, and the estimated net transaction price for the year ended December 31, 2022. See Note 7 to the Consolidated Financial Statements for further details.
(34)Represents the foreign exchange net loss due to the measures implemented by the Argentine government during the fourth quarter of 2023 which included foreign exchange losses due to the official ARS exchange rate change, foreign exchange gains related to the conversion of a portion of export proceeds at a market exchange rate, and the foreign exchange loss on the utilization of blue chip swaps to convert ARS to USD and manage currency risk. See Currency Risk in Item 7A. Quantitative and Qualitative Disclosures About Market Risk in the Company’s Annual Report for further details.
(35)Represents the corporate income tax rate change from 20% to 25% during the year ended December 31, 2023.
(36)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position during the year ended December 31, 2023. Represents charges related to a tax settlement and an uncertain tax position during the year ended December 31, 2022.
(37)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2023, $4.9 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Consolidated Statement of Operations as they were antidilutive. These interest savings and shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the year ended December 31, 2023.

SSR Mining Inc.	PAGE 17

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2023	2022	2023	2022
Net cash provided by operating activities (GAAP)	$203,159	$118,097	$421,725	$160,896
Expenditures on mineral properties, plant, and equipment (38)	$(58,789)	$(46,198)	$(223,422)	$(137,515)
Free cash flow (non-GAAP)	$144,370	$71,899	$198,303	$23,381
(38)Represents purchases of plant and equipment, excluding purchases of mineral properties.

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash flow from operating activities before changes in working capital by adjusting cash provided by operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to free cash flow before changes in working capital:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2023	2022	2023	2022
Net cash provided by operating activities (GAAP)	$203,159	$118,097	$421,725	$160,896
Net change in operating assets and liabilities	$15,229	$(22,634)	$134,147	$147,270
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$218,388	$95,463	$555,872	$308,166
Expenditures on mineral properties, plant, and equipment (39)	$(58,789)	$(46,198)	$(223,422)	$(137,515)
Free cash flow before changes in working capital (non-GAAP)	$159,599	$49,265	$332,450	$170,651
(39)Represents purchases of plant and equipment, excluding purchases of mineral properties.